Exhibit 99.2

News Release

Carolyn Everson Elected to Board of Directors of The Coca-Cola Company

ATLANTA, July 19, 2022 – The Coca-Cola Company today announced that Carolyn Everson, a business leader with extensive experience in media and consumer-facing companies, has been elected as a director.

Everson, 50, most recently served as president of Instacart. Prior to that role, she was vice president, Global Business Group, at Facebook, now known as Meta, where she led a global team of more than 4,000 people and was responsible for over $80 billion in revenue.

Prior to Facebook, Everson was corporate vice president of the Global Advertising Sales and Trade Marketing Teams at Microsoft. Her other previous roles included seven years at Viacom, where she ultimately served as chief operating officer. Prior to Viacom, Everson worked at Primedia, Walt Disney Imagineering and Accenture Consulting.

“Carolyn has deep experience across several major companies, including leadership on a global level,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “She will bring valuable knowledge and perspective to our company.”

Everson serves on the boards of Creative Artists Agency, Villanova University, the Humane Society of the United States and Columbia Medical School. She is a member of the Council on Foreign Relations.

Everson earned a bachelor’s degree in liberal arts and communications from Villanova University. She has a master’s degree in business administration from Harvard Business School.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com